SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

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☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to sec. 240.14a-12.

The Salomon Brothers Fund Inc

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Salomon Brothers Fund Inc

Announces Adjournment of Special Meeting of Shareholders

NEW YORK – (Business Wire) – March 14, 2006

The Special Meeting of Shareholders for The Salomon Brothers Fund Inc has been adjourned to Monday, May 1, 2006 in order for the Fund to provide shareholders with an opportunity to consider further the issues and to vote their shares on the matters discussed in the Proxy Statement dated February 3, 2006. The May 1st meeting will be held at Citigroup Center, 153 East 53rd Street, 14th Floor Conference Center, New York, New York 10022, at 2:00 p.m. (New York time).

Shareholders having questions or needing assistance in voting their shares should contact Georgeson Shareholder Communications at 1-888-293-6728.

The Salomon Brothers Fund Inc, a diversified investment management company, is managed by Salomon Brothers Asset Management Inc, a wholly owned subsidiary of Legg Mason, Inc.

Note: On December 1, 2005, Citigroup Inc. (“Citigroup”) sold substantially all of its worldwide asset management business, Citigroup Asset Management (“CAM”), to Legg Mason, Inc. (“Legg Mason”). As part of this transaction, the investment adviser for the fund(s) referenced herein became a wholly owned subsidiary of Legg Mason.

Under a licensing agreement between Citigroup and Legg Mason, the names of the funds, the names of any classes of shares of funds, and the names of investment advisers of the funds, as well as all logos, trademarks, and service marks related to Citigroup or any of its affiliates (“Citi Marks”) are licensed for use by Legg Mason. Citi Marks include, but are not limited to, “Smith Barney,” “Salomon Brothers,” “Citi” and “Citigroup Asset Management”. Legg Mason and its affiliates, as well as the Fund’s investment adviser, are not affiliated with Citigroup.

All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.

Contact:	Brenda Grandell
Director, Closed-End Funds
Legg Mason & Co., LLC
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Legg Mason & Co., LLC
212-559-0104